Exhibit 99.1

Conference Call:	November 1, 2007 at 11:00 a.m. ET
Dial-in numbers:	866/770-7125 or 617/213-8066 (international)
Webcast:	www.progressivegaming.net

CONTACT:
Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

PROGRESSIVE GAMING INTERNATIONAL REPORTS RECORD AGGREGATE

QUARTERLY LEVEL OF SYSTEM PLACEMENTS

Q3 2007 Loss Per Share from Continuing Operations of $0.12 and Adjusted Loss Per

Share of $0.10 Before Charge Associated with Retirement of Debt

Reports Quarterly Aggregate Slot Management System Placements of 5,500 Units;

Reiterates 2007 Year-end Target for CJS Placements of 12,000 Units

Exceeds Prior 2007 Year-end Target for Table Management System Placements of 4,000

Units as Period-end Installed Base Rises to 4,874 Units Reflecting Quarterly Record of

More than 1,400 Placements; Increases 2007 Year-end Target by 30% to 5,100 Unit

Placements, Representing Year-Over-Year Growth of 76%

LAS VEGAS, NV – October 31, 2007 – Progressive Gaming International Corporation® (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, today reported results for the three month period ended September 30, 2007.

Third Quarter 2007 and Recent Highlights:

•	Systems revenues (continuing operations) were $18.3 million, an increase of approximately 29% year over year.

•	5,500 slot management system placements in Q3, reflecting over 3,000 Casinolink® Enterprise Edition and approximately 2,500 Casinolink® Jackpot System™ installations.

•

Quarterly record of more than 1,400 table management system placements as installed base now exceeds year-end placement target of 4,000 units. The Company now anticipates table management placements of 5,100 units at 2007 year-end.

•	International systems revenues of approximately $7.0 million, representing approximately 40% of the Company’s overall revenues.

•	Gross margin of 55%, consistent with the Company’s guidance range of 54% to 58%.

•	Adjusted Loss per Share of ($0.10) before ($0.02) charge associated with the early retirement of debt under the Company’s Senior Credit Facility.

•

Adjusted EBITDA (defined as income before interest, taxes, depreciation and amortization, loss on early retirement of debt and non-cash share-based compensation) of $1.3 million. EBITDA of ($0.4) million.

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Progressive Gaming International Corporation, 10/31/07	page 2

•

Divested Table Game Division assets and entered into Technology License agreement for consideration comprised of $22.8 million in cash and fixed and potential variable earn-out and royalty payments that bring total net present value of consideration expected by the Company to an estimated $37.4 – $46.5 million.

•	Completed $31 million strategic financing.

Update on Balance Sheet and Capital Resources:

•

Cash balance at September 30, 2007 is $30.3 million and reflects cash used for repayment of Senior Credit Facility, the purchase of intellectual property under our strategic arrangement with IGT and other arrangements, the settlement of matters related to our legacy business and general working capital.

•	Repaid $12.0 million of outstanding principal and fees under the Senior Credit Facility and now have a balance of $10 million.

•	Expect to post $20 million bond from cash on hand to proceed with appeals process following receipt of ruling on post-trial claims in Webb Litigation. Interest on this bond will accrue to the Company.

•	Issued notice to redeem $15 million of 11.875% Senior Notes due in August 2008 on November 19, 2007. After redemption the Company expects $30 million of outstanding Senior Notes.

•	Intend to use borrowings or other financings to fund pending redemption of Senior Notes.

•	Focused on refinancing the remaining $30 million of Senior Notes in late 2007 or early 2008.

2007 Q3 Financial Review:

Systems revenues, now reported as the sole component of revenues from continuing operations, rose 29% to $18.3 million for the quarter ended September 30, 2007 from $14.2 million in the same period a year ago. Systems revenues for the quarter ended September 30, 2007 were relatively consistent with systems revenues for the quarter ended June 30, 2007 which also reflected a high level of growth. The Company incurred a net loss from continuing operations in the three months ended September 30, 2007 of approximately $4.7 million, or $0.12 per share, inclusive of a one-time charge of $0.8 million, or $0.02 per share associated with the early retirement of debt of the Company’s Senior Credit Facility. In the three months ended September 30, 2006, the Company incurred a net loss from continuing operations of $5.4 million, or $0.15 per share.

The results of operations from the recently divested slot and table game routes along with the associated losses for the write down of the related assets are included in the discontinued operations line item of the Company’s statement of operations. Losses from discontinued operations for the three months ended September 30, 2007 net of taxes were approximately $54.0 million, or $1.41 per share and included a charge related to the Webb vs. Mikohn case of $43.7 million. This charge includes the total judgment of $39.0 million (of which only $20.0 million is required to be posted as a bond to proceed with the appellate process) and plaintiff’s legal fees of $4.7 million, which are currently being considered by the trial court. The net gain from discontinued operations for Q3 2006 was $2.1 million and included a $3.5 million table games patent license agreement.

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Progressive Gaming International Corporation, 10/31/07	page 3

Summary of Systems Placements:

	As of 9/30/2007	As of 9/30/2006	% Change	As of 6/30/2007	% Change
Casinolink® Enterprise Edition	62,561	52,359	19.4%	59,523	5.1%
Casinolink® Jackpot System™	9,161	1,941	372.0%	6,695	36.8%

Total Slot Management	71,722	54,300	32.0%	66,218	8.3%
Table Management	4,874	2,530	92.6%	3,426	42.3%

Commenting on the results, Progressive Gaming International Corporation President and Chief Executive Officer, Russel McMeekin, stated, “Our transition to a company that is solely focused on supplying leading systems technology for the global gaming industry is now complete and we believe Progressive is solidly positioned to achieve sustainable high-margin revenue growth. Our progress to date is reflected in the quarterly record for the number of combined placements of slot management systems (Casinolink Enterprise Edition and Casinolink Jackpot System) and table management systems that we achieved in the 2007 third quarter period. On a quarterly sequential basis, Casinolink Enterprise Edition installations rose 5%, or approximately 3,000 units, reflecting continued growth in both the European and Asian Markets. Further growth in the Casinolink Enterprise Edition installed base will reflect an increase in the supply of slots in Canada and Europe and our recent agreement with Elixir Group to address the Asia-Pacific marketplace, which is the fastest growing gaming region in the world.

“Our Casinolink Jackpot System for local and wide-area progressive/mystery jackpots continues to be a leading driver of our system installed base growth as evidenced by the 37%, or approximately 2,500 unit, quarterly sequential installed base growth in the 2007 third quarter. In addition to the ongoing opportunities for slot driven Casinolink Jackpot System growth in North America, our recent agreement to license the Casinolink Jackpot System module for use on specialty table games creates another expected long-term growth driver for this technology.

“Table Management systems installations grew 42%, or by a record more than 1,400 units on a quarterly sequential basis. We recently surpassed the 1,000 unit mark for agreements for and/or placements of Table iD in North America and the combined global penetration rate for Table iD and our partner’s legacy table management system installations is now approximately 10% of the worldwide market of approximately 60,000 tables. The combined 5,000 unit legacy system installed base creates meaningful opportunities for upgrades to the Table iD platform, and when combined with the product’s expanding adoption rates, provides ample growth opportunities for this new generation of table management technology.”

Progressive Gaming International Corporation Executive Vice President, Chief Financial Officer and Treasurer, Heather Rollo, added, “Growing customer acceptance of our system-centric products combined with the benefits of our recurring revenue business model is raising visibility for our future prospects. During the 2007 third quarter we recorded year-over-year systems revenue growth of 29%. Systems revenues of $51.9 million through the first nine months of 2007 reflect a 29%, or $11.7 million, improvement over the comparable period in 2006. In addition, we are benefiting from cost reduction initiatives undertaken throughout 2007 which have eliminated approximately $7.0 million in annualized costs. The year-over-year growth in

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Progressive Gaming International Corporation, 10/31/07	page 4

systems revenues and our success in streamlining our operations resulted in gross margin from operations of 55% for the 2007 third quarter period, which is consistent with our targeted 2007 gross margin range of 54% to 58%. Gross margins improved to 54%, or by more than 300 basis points through the first nine months of 2007 compared to the first nine months of 2006.

“Our systems penetration during Q3 indicates Progressive is firmly on track to meet or exceed our 2007 slot and table systems guidance targets. Our guidance for an installed base of 12,000 Casinolink Jackpot System placements at year-end represents expected year-over-year growth of more than 280% and we have already exceeded our original target for Table Management systems placements of 4,000 units. Accordingly, we now expect a Table Management installed base of approximately 5,100 units for year-end 2007, which would represent year-over-year growth of more than 2,000 units, or 76%. This meaningful momentum for each product line is expected to remain strong in 2008 and beyond. We also continue to expect our Casinolink installed base to grow by more than 10% year over year. Our operating results going forward are expected to continue to benefit from the higher level of systems placements and from the associated high margins of these daily recurring revenue product lines. Reflecting the streamlined nature of our operations, we are now achieving annual revenues of approximately $260,000 per employee, which is in line with other technology companies and we expect this metric will continue to grow with our revenues.

“With the sale of our Table Games Division assets and the recent strategic financing, we were able to improve our balance sheet, and that has provided financial flexibility to allow us to continue to pursue opportunities for growth and to post the required bond in the ongoing Webb litigation matter. Notwithstanding the near-term use of capital to address this matter, we expect our debt repayment to continue in accordance with previously stated plans. We have issued a notice to redeem $15 million of our Senior Secured Notes on November 19 and intend to redeem these notes through borrowings or other financing sources. Our goal remains to further strengthen our balance sheet and eliminate the remainder of our high yield debt.”

McMeekin concluded, “With our products generating attractive returns on investment for our customers we believe we are well-positioned to achieve long-term growth across each of our product lines. In addition, as evidenced by the record number of placements in the third quarter, our products directly address the needs of high-growth areas of the casino floor and growing international gaming markets which also supports continued growth of these offerings in 2008 and beyond. We believe we are well positioned to build shareholder value through continued execution, innovation and worldwide growth.”

Revenues

Revenues in the third quarter of 2007 were approximately $18.3 million, a 29% improvement over revenues in the third quarter of 2006. During the third quarter of 2007 the Company’s system installed base growth was driven by approximately 3,000 installations of Casinolink, approximately 2,500 installations of CJS and more than 1,400 installations of Table iD, each of which are expected to contribute to the Company’s recurring revenue base going forward. Revenues for the third quarter of 2007 were approximately in line with the revenues in the second quarter of 2007 as the second quarter also reflected a high level of systems growth.

Slot and Table game division revenues are now included in the results of discontinued operations.

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Progressive Gaming International Corporation, 10/31/07	page 5

Gross Margins

Gross margins in the third quarter of 2007 were 55%, compared to 59% gross margin levels in the third quarter of 2006. The higher margins in the third quarter of 2006 are primarily due to one-time license arrangements. The Company anticipates that 2007 fourth quarter gross margins will be in the mid-50% range, which is in line with previously issued financial estimates.

Operating Expenses

Third quarter 2007 operating expenses (including SG&A and R&D) were approximately $9.7 million, including approximately $0.9 million of non-cash stock compensation expense compared to second quarter operating expenses of $10.1 million, including approximately $0.8 million of non-cash stock compensation expense. In connection with the disposal of the slot and table routes, the Company has effected significant reductions in labor, leased facilities and related overhead as well as marketing, advertising and compliance submission costs. The Company has eliminated approximately $5 million of operating expenses and approximately $2 million of costs of sales on an annualized basis which is fully reflected in the 2007 financial results. The costs reductions are shown in the discontinued operations line for the three and nine months ended September 30, 2006 for comparison purposes.

EBITDA

Adjusted EBITDA was $1.3 million compared to ($0.7) million in the third quarter of 2006. EBITDA in the third quarter of 2007 was approximately ($0.4) million compared to ($1.5) million in the third quarter of 2006.

INTEREST EXPENSE

Interest expense for Q3 2007 was $2.4 million compared to $2.1 million in Q3 2006 as a result of slightly higher average borrowings in the third quarter of 2007 compared to the prior year period. We anticipate that interest expense in the fourth quarter of 2007 will be approximately $2.0 – $2.2 million. This does not include the impact, if any, of refinancing activities related to the pending redemption of the remaining Senior Notes.

EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming supplier industry.

Adjusted EBITDA is defined as income before interest, taxes, depreciation and amortization, loss on early retirement of debt and non-cash share-based compensation.

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006
Reconciliation of Loss from Continuing Operations to Adjusted EBITDA

Loss from Continuing Operations	$(4,739)	$(5,375)

Interest	2,431	2,110
Loss on Early Retirement of Debt	783	—
Depreciation and Amortization	1,942	1,754
Share-Based Compensation	856	828

Adjusted EBITDA	$1,273	$(683)

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Progressive Gaming International Corporation, 10/31/07	page 6

Adjusted Loss Per Share is defined as Loss Per Share before costs associated with loans / notes payable, legal settlements and other non-recurring charges.

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006
Reconciliation of Loss Per Share from Continuing Operations to Adjusted Loss Per Share from Continuing Operations:

Loss Per Share from Continuing Operations	$(0.12)	$(0.17)

Loss on Early Retirement of Debt	0.02	—

Adjusted Loss Per Share From Continuing Operations	$(0.10)	$(0.17)

Progressive Gaming Corporation is hosting a conference call and simultaneous webcast at 11:00 a.m. Eastern time tomorrow, November 1, both of which are open to the general public. The conference call number is 866/770-7125; or for international parties, 617/213-8066. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.progressivegaming.net; please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.progressivegaming.net.

About Progressive Gaming International Corporation®

Progressive Gaming is a leading supplier of integrated casino and jackpot management system solutions for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues for existing products. Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net

TableLink, Casinolink, and Progressive Gaming International Corporation are registered trademarks of Progressive Gaming International Corporation. © 2006 Progressive Gaming International Corporation. All Rights Reserved.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding expectations regarding CJS and Table Management installed base at the end of 2007 and beyond, the value of consideration expected by the Company for the sale of its Table Game Division assets, the timing and ability to complete redemptions of the Company’s outstanding Senior Notes, the timing, status, resolution and related financial impact of the Derek Webb, et al (“Webb”) v. Mikohn Gaming Corporation litigation, the anticipated impact of an increased installed base on the Company’s financial performance, including revenue growth, the expected financial impact of a recent license for the CJS module for use on specialty table games, expected annualized savings and per employee revenues resulting from certain cost reduction initiatives, anticipated gross margins and interest expense for the fourth quarter of 2007, the availability of additional capital and liquidity and the Company’s overall positioning for growth. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delays in the approval, introduction, installation and customer acceptance of existing and new products, the risk that the

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Progressive Gaming International Corporation, 10/31/07	page 7

Company will not realize the anticipated consideration for the sale of its Table Game Division assets, the risk that additional capital for redemptions of the Senior Notes and other working capital needs may not be available to the Company on favorable terms, or at all, the risk that the Company may not successfully resolve the Webb litigation, the risk that markets for the Company’s products are not as large as the Company anticipates or that competing products may reduce demand for the Company’s products, the risk that the on-going relationship related to the sale of the Company’s Table Games Division may not provide anticipated benefits, the risk that the Company may not realize expected annual savings from certain cost reduction initiatives, the risk that regulatory approvals may not be obtained when expected, or at all, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

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Progressive Gaming International Corporation, 10/31/07	page 8

PROGRESSIVE GAMING INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share amounts)	September 30 (unaudited)		September 30 (unaudited)
	2007	2006	2007	2006
Revenues	18,324	14,159	51,874	40,164
Cost of revenues	8,190	5,769	23,841	19,685

Gross profit	10,134	8,390	28,033	20,479
Selling, general and administrative expense	6,935	7,111	22,097	28,831
Research and development	2,782	2,790	7,791	8,174
Depreciation and amortization	1,942	1,754	5,481	5,070

Total operating expenses	11,659	11,655	35,369	42,075

Operating loss	(1,525)	(3,265)	(7,336)	(21,596)
Interest expense, net	(2,431)	(2,110)	(8,978)	(5,614)
Loss on early retirement of debt	(783)	—	(783)	—

Loss from continuing operations before tax provision	(4,739)	(5,375)	(17,097)	(27,210)
Income tax benefit	—	—	—	—

Loss from continuing operations	(4,739)	(5,375)	(17,097)	(27,210)
Income (loss) from discontinued operations, net of taxes	(53,998)	2,124	(84,602)	751

Net loss	$(58,737)	$(3,251)	$(101,699)	$(26,459)

Weighted average common shares:
Basic	38,335	34,590	36,010	34,473

Diluted	38,335	35,389	36,010	35,343

Basic and diluted earnings (loss) per share
Loss from continuing operations	$(0.12)	$(0.15)	$(0.47)	$(0.79)

Earnings (loss) from discontinued operations	$(1.41)	$0.06	$(2.35)	$0.02

Net loss	$(1.53)	$(0.09)	$(2.82)	$(0.77)

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Progressive Gaming International Corporation, 10/31/07	page 9

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$30,278	$7,183
Accounts receivable, net of allowance for doubtful accounts of $957 and $943	20,135	17,818
Current portion of contract sales receivable, net of allowance for doubtful accounts of $3,174 and $1,529	743	6,407
Inventories, net of reserves of $688 and $1,040	5,935	11,486
Prepaid expenses	3,129	4,447

Total current assets	60,220	47,341
Contract sales and notes receivable	—	164
Property and equipment, net	4,296	5,456
Intangible assets, net	26,327	58,885
Goodwill	44,231	58,014
Non-current assets of discontinued operations	2,811	—
Other assets	12,430	16,326

Total assets	$150,315	$186,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$6,754	$11,047
Customer deposits	1,622	2,113
Current portion of long-term debt and notes payable, net of unamortized discount of $400 and $0	44,704	128
Accrued liabilities	11,702	10,038
Deferred revenues and license fees	3,239	4,332
Accrual for lawsuit of discontinued operations	43,677	—
Current liabilities of discontinued operations	6,303	—

Total current liabilities	118,001	27,658
Long-term debt and notes payable, net of unamortized discount of $0 and $585	10,000	62,051
Other long-term liabilities	3,114	694
Non-current liabilities of discontinued operations	1,309	—
Deferred tax liability	698	11,856

Total liabilities	133,122	102,259

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 41,993,509 and 34,774,154 issued and outstanding	4,199	3,477
Additional paid-in capital	261,506	229,048
Other comprehensive loss	5,520	3,601
Accumulated deficit	(252,209)	(150,510)

Subtotal	19,016	85,616
Less treasury stock, 317,174 and 293,692 shares, at cost	(1,823)	(1,689)

Total stockholders’ equity	17,193	83,927

Total liabilities and stockholders’ equity	$150,315	$186,186